UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): March 18, 2014
 BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13500 Evening Creek Drive North San Diego, California	92128
(Address of principal executive offices)	(Zip Code)
(858) 668-2586
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 ☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.
2014 Target Cash Bonus Amounts
On March 18, 2014, the Compensation Committee adopted the 2014 Short Term Incentive Plan, or the 2014 Plan, for Messrs. Andrew S. Clark, Daniel J. Devine, Thomas Ashbrook and Douglas C. Abts and Ms. Diane L. Thompson (collectively, the "named executive officers"). Under the 2014 Plan, the payment to the named executive officers of annual performance-based cash bonuses related to 2014 performance will be based on the achievement of corresponding company-wide performance targets related to quality, EBITDA and revenue, with such metrics receiving weightings of 40%, 30% and 30%, respectively. The performance target for quality will require the achievement by our company in 2014 of certain quality metrics based on student retention, cohort default rates, 90/10 ratio, net promoter score, employee engagement and success in company-wide collaborative efforts.
The Compensation Committee has determined that the 2014 target bonus amounts for Messrs. Clark, Devine, Ashbrook and Abts and Ms. Thompson would be 100%, 65%, 45%, 50% and 35%, respectively, of their annual base salaries. Actual bonus amounts paid to the named executive officers may be more or less than the target bonus amounts. For 2014, the Compensation Committee determined that (1) if achieved the minimum or threshold bonus amount for each named executive officer will be 50% of the officer's target bonus amount, and (2) the maximum bonus amount for each named executive officer will be 200% of the officer's target bonus amount. The Compensation Committee has the discretion to award bonus amounts that fall in between the threshold, target and maximum amounts for attainment of performance that falls in between the specified goals.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2014		Bridgepoint Education, Inc.

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Senior Vice President, Secretary and General Counsel